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                                                                    EXHIBIT 99.1

                              [CHART LETTERHEAD]

Immediate Release
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                          CHART INDUSTRIES ANNOUNCES
                        AMENDMENT TO CREDIT FACILITIES

CLEVELAND, OH - January 4, 2002 - Chart Industries, Inc., (NYSE:CTI) today announced that it entered into an amendment, effective December 31, 2001, to its existing consolidated credit and revolving loan facilities (the "Credit Facilities"). The amendment provides a waiver until March 15, 2002 of any default as a result of Chart's failure to comply with certain financial covenant requirements under the Credit Facilities. The amendment also extends to March 15, 2002 the due date for principal payments under the Credit Facilities that would have otherwise been required on December 31, 2001. The terms of the amendment included an increase in the interest rate pricing of all loans under the Credit Facilities by 0.50% for the remainder of the facility's term.

   Chart indicated that it is continuing to evaluate financial restructuring alternatives, including possible debt or equity investments in the company.

   This release may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in Chart's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, the ability of Chart to satisfy covenants under its Credit Facility, the ability of Chart to access additional sources of capital and restructure its debt arrangements, and changes in worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

   Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 13 states and international operations located in Australia, China, Czech Republic, England, Germany and Singapore.

   For more information on Chart Industries, Inc. visit the Company's home page web site at www.chart-ind.com.
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Contact:  Michael F. Biehl
          Chart Industries, 440-753-1490